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                                                                    Exhibit 2.11


                                    AGREEMENT

BETWEEN:
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-    Netvalue S.A., a French stock corporation (societe anonyme) with an issued share capital of EUR 2,213,807.50 registered with the Commercial Registry of Nanterre under No. 418 508 115 and having its registered offices at 8 rue de l'Hotel de Ville 92200 Neuilly sur Seine (hereinafter referred to as "Netvalue"), represented by Lennart Brag, its chairman,

(hereinafter referred to as the "Company" or "Netvalue")

AND:
---

- NetRatings is a Delaware corporation with its principal offices at 890 Hillview Court, Milpitas, California, United States (Zip Code : 95035), having an authorized share capital of 200,000,000 shares of USD 0.001 par value, common stock.

     Represented by Todd Sloan, Executive Vice President of Corporate Development & CFO,

(hereinafter referred to as "NetRatings")

(The Company and NetRatings are hereinafter collectively referred to as the "Parties")

WHEREAS:
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A.   After discussions, NetRatings which is a key player in the market of internet audience measurement and analysis of consumer behavior, and Netvalue have decided that Netvalue should become part of the NetRatings group. To that effect, NetRatings will acquire from certain shareholders of Netvalue shares representing more than 50% of the issued and outstanding share capital of Netvalue (and greater than 50% of the outstanding voting power of Netvalue shares, as calculated after such acquisition) in exchange
     (i) for cash at EUR 2 per share (the "Offer Price") or (ii) newly issued shares of common stock of NetRatings, pursuant to a Share Purchase and Contribution Agreement entered into on the date hereof (the "SPA"). To this end NetRatings has engaged in a due diligence investigation on Netvalue and appointed Credit Lyonnais as financial advisor. Credit Lyonnais will file the OPA referred to in paragraph F

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                                                                              2.

     hereafter on behalf of NetRatings in accordance with the requirements set forth in Article 5-1-4 of the CMF General Regulation.

B. The issued share capital of the Company is divided into 8,855,230 shares of EUR 0.25 nominal value each, admitted to trading on the Nouveau Marche of Euronext Paris S.A.

C.   The shares of NetRatings are listed on the NASDAQ.

D. The Company has issued or granted to its employees and managers "bons de souscription de parts de createur d'entreprise" (hereinafter "BCE"), "options de souscription d'actions" (hereinafter "Stock Subscription Options") and "options d'achat d'actions" (hereinafter "Stock Purchase Options" and, together with the Stock Subscription Options, "Stock Options") which give to the employee or manager benefiting from such issue or grant (the "Beneficiary") the right, upon exercise, (i) with respect to the BCE and the Stock Subscription Options, to subscribe for newly issued shares of the Company at the BCE's or Stock Subscription Option's exercise price or (ii) with respect to the Stock Purchase Options, to purchase from the Company existing shares of the Company held by it as treasury shares at the Stock Purchase Option's exercise price. The details of the various BCE and Stock Option plans, including the names of Beneficiaries, the number of BCE or Stock Options issued or granted to them and the main terms and conditions upon which each Beneficiary can exercise his/her BCE or Stock Option, are set forth in Exhibit 1 hereto.

E. The conseil d'administration of the Company has been informed of NetRatings's offer to acquire more than 50% of the issued share capital of the Company from certain of its shareholders and to launch as soon as practicable thereafter a mandatory public purchase offer ("offre publique d'achat" or "OPA"). The conseil d'administration of the Company has resolved, at its meeting held on the date hereof, to recommend, taking into account the document stating the general intents of NetRatings vis-a-vis Netvalue, its key management and its employees provided by NetRatings to the Netvalue Board, its shareholders to tender their shares to the proposed OPA. The OPA would be in cash at a price of EUR 2 per share, subject to the approval of the Conseil des Marches Financiers ("CMF").

F. On the date hereof, a Registration Rights Agreement is entered into by and among certain stockholders of Netvalue and NetRatings by which NetRatings undertakes to file an S-3 Registration Statement with the U.S. Securities and Exchange Commission within 35 days after the signing of such agreement. Upon the effectiveness of such Form S-3,which NetRatings undertakes to cause within 120 days after the date hereof, the recipients of the NetRatings shares will be permitted to sell such shares in the U.S. securities markets. In addition, NetRatings agrees to purchase the NetRatings shares from the recipients if the S-3 Registration Statement has not been declared effective by 120 days after the date hereof at a price equal to (a)2 divided by the exchange ratio used as a basis of the above-mentioned offer.


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                                                                              3.


THEREFORE IT HAS NOW BEEN AGREED AS FOLLOWS:
-------------------------------------------

ARTICLE 1. TREATMENT OF BCE AND STOCK OPTIONS
           ----------------------------------

     For the purposes of this Article 1 :

     "In-the-Money" means, in relation to BCE or Stock Options, any BCE or Stock Option which as of the date hereof has an exercise price of less than the Offer Price per share;

     "Out-of-the-Money" means, in relation to BCE or Stock Options, any BCE or Stock Option which as of the date hereof has an exercise price equal to the Offer Price per share or more.

1.1  BCE and Stock Subscription Options exercisable prior to the closing
     -------------------------------------------------------------------
     ("cloture") of the OPA
     ----------------------

     The OPA to be launched by NetRatings shall cover all the outstanding Netvalue shares in existence as of the date hereof, as well as any other newly issued Netvalue shares resulting from the exercise of BCE and Stock Subscription Options prior to the closing ("cloture") of the OPA (the "Closing of the Offer").

1.2  In-the-Money BCE and Stock Options not exercisable prior to the Closing of
     --------------------------------------------------------------------------
     the Offer
     ---------

     NetRatings hereby undertakes, as a "stipulation pour autrui" made for the benefit of each Beneficiary in accordance with Article 1121 of the French Civil Code, on the terms and conditions set out in this Article 3.2, to purchase from each Beneficiary, if such Beneficiary so requests, the Netvalue shares stemming from the exercise by him/her of any In-the-Money BCE or Stock Option that are (i) legally not exercisable prior to the Closing of the Offer, or (ii) exercisable without the benefit of a favorable tax regim, at a price equal to the Offer Price (the "Purchase Price"), provided such BCE or Stock Options become exercisable and are indeed exercised after the Closing of the Offer.

     The Purchase Price will be adjusted, especially on the basis of any adjustment provided by French law, for any stock split or grouping or other restructuring affecting Netvalue's share capital, so that the Beneficiary shall receive the same price for its Netvalue shares stemming from the exercise by him/her of any In-the-Money BCE or Stock Option as if the acquisition of said shares would have been made prior to such restructuring.

     Each Beneficiary shall have a period of 90 calendar days from the date of exercise of any of its BCE or Stock Option covered by the present liquidity commitment to request NetRatings, by written notice, to purchase the Netvalue shares resulting from the exercise of such BCE or Stock Options. Failing such request in writing within such period, NetRatings shall not have any more obligation to purchase such Netvalue shares.

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                                                                              4.


1.3  Out-of-the-Money BCE and Stock Options
     --------------------------------------

     NetRatings hereby undertakes, as a "stipulation pour autrui" made for the benefit of each Beneficiary in accordance with Article 1121 of the French Civil Code, on the terms and conditions set out in this Article 3.3, to pay to each Beneficiary holding Out-of-the-Money BCE or Stock Option and irrevocably waiving his/her rights to receive Netvalue share(s) under any of his/her Out-of-the-Money BCE or Stock Options, an amount in cash in EUR equal to EUR 0.2 per each Netvalue share which such BCE or Stock Option gives the right to subscribe for or purchase, as indemnification for such irrevocable waiver.

     The waiver shall be drafted in a customary form reasonably acceptable to NetRatings and duly executed in writing prior to the Closing of the Offer in order to entitle the Beneficiary to receive the indemnification amount.

1.4  Proposal to the Beneficiaries
     -----------------------------

     As soon as practicable after the signature of this Agreement, the Company will, with the assistance and co-operation of NetRatings, (i) inform each Beneficiary concerned by the liquidity commitment referred to in Article
     3.2 of such liquidity commitment and the methods of implementation of such commitment and (ii) propose to each Beneficiary concerned by the indemnification undertaking referred to in Article 3.3 to execute a waiver as contemplated in Article 3.3. If any such Beneficiary fails to execute in writing the proposed waiver at the latest on the date of the Closing of the Offer, the undertaking of NetRatings under Article 3.3 shall terminate with respect to such Beneficiary on such date.

ARTICLE 2. Other covenants
           ---------------

     Prior to the signing of this agreement, Lennard Brag, Nicolas de Saint Etienne and Herve Le Jouan have agreed the principal terms and conditions of the offer and have undertaken to provide NetRatings on the date hereof with a commitment either to surrender their Out-of-the-Money Stock Options and BCE against indemnification as mentioned in article 1.3 above, and, for the exercisable In-the-Money Stock Options and BCE, tender the shares resulting from the exercise of such Stock-Options and BCE in the offer as mentioned in article 1.1 above.

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                                                                              5.


ARTICLE 3. MISCELLANEOUS
           -------------

3.1  Fees and Expenses
     -----------------

     The parties shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this agreement including, without limitation, filing fees and fees and expenses of attorneys, accountants, financial advisors, lenders or brokers.

3.2  Entire agreement
     ----------------

     This agreement constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written (and, if written whether or not in draft form) with respect to such subject matter.

3.3  Amendments
     ----------

     The agreement may not be amended, supplemented or changed, nor may any provision hereof be waived, except by a written instrument making specific reference to this agreement and signed by each of the parties.

3.4  Severability
     ------------

     If any portion of provision or this agreement, shall for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the other provisions or portions of provisions of this agreement. In the event of the invalidity or unenforceability of any (portion or) provision of this agreement, any party shall, at the request of the other parties, negotiate in good faith to agree on changes or amendments to this agreement that may be required to carry out the intention and accomplish the purpose of this agreement in light of such invalidity or unenforceability.

3.5  Notices
     -------

     Any notice to be given by any party in respect of this agreement shall be in writing and shall be deemed duly served if delivered personally or by registered letter with recorded delivery which shall take effect on reception or on transmission if such transmission is preceded by the transmission of the text by facsimile to addressee at the relevant address of the following:

     To:    Each party's respective address, as stated on page 1 hereof

     Attn.: Each such party's respective representative for the purposes of entering into this agreement.

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                                                                              6.


     or at such other address as the party to be served may have notified as its address for service.

3.6  Governing law and disputes
     --------------------------

     This agreement shall be governed and construed in accordance with French law.

     All disputes arising from this agreement or its interpretation or performance shall be subject to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

     NetRatings hereby consents to the jurisdiction of the Tribunal de Commerce de Paris for such purpose and consents to service of process on NetRatings in any such dispute that is effected by registered mail in the manner provided for the giving of notice to NetRatings hereunder or otherwise in accordance with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters. NetRatings hereby waives any objection that it might otherwise have to the subject matter or in personam jurisdiction of such court or to service of process on NetRatings that is effected in such manner, and waives any objection to the venue of such court on the grounds of forum non conveniens or otherwise, in connection with any such dispute, and agrees that any judgment rendered by such court shall be enforceable against NetRatings in any court in the United States in accordance with applicable law.


                              Executed in Paris, on August 5, 2002, in two originals, one for each of the parties.


Netvalue                                    NetRatings

 /s/ Lennart Brag                            /s/ Todd Sloan
----------------------------------          ------------------------------------
By: Lennart Brag                            By:  Todd Sloan

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                                                                              7.


                                 LIST OF EXHIBIT

Exhibit 1:    Details relating to Netvalue BCE and Stock Option plans
---------

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                                                                              8.


                                    EXHIBIT 1

             DETAILS RELATING TO NETVALUE BCE AND STOCK OPTION PLANS

                                 [See attached]